PRESS RELEASE February 21, 2012	For Immediate Release Contact: Tim Clayton Chief Financial Officer email: tclayton@sajan.com phone: 715-426-9505

Sajan, Inc. Announces Financial Results for

Fourth Quarter and Full Year 2011

•	Q4 Revenues grow 15% to $5.1 Million
•	2011 Revenues grow 31% to $20.9 Million

RIVER FALLS, WI-February 21, 2012- Sajan, Inc., (SAJA.OB) a provider of global language services and translation management software, today reported financial results for the quarter and fiscal year ended December 31, 2011.

Revenues for the quarter ended December 31, 2011 were $5.1 million, which represented an increase of 15 percent over revenues for the quarter ended December 31, 2010 of $4.4 million. Net income for the fourth quarter of 2011 was approximately $226,000, or $0.01 per share, compared to net loss of approximately $420,000 or $0.03 per share for the same quarter last year. Results for the fourth quarter of 2011 included a gain on the sale of patents of approximately $550,000 and approximately $95,000 of non-recurring costs associated with our acquisition and integration of New Global. Financial results also included non-cash expense related to stock options of approximately $58,000 or $0.00 per share in the three months ended December 31, 2011 compared to approximately $68,000 or $0.00 per share in the three month period ended December 31, 2010.

Revenues for the year ended December 31, 2011 were $20.9 million, which represented an increase of 31 percent over revenues for the same period in 2010 of $16.0 million. Net income for the year ended December 31, 2011 was approximately $67,000, or $0.00 per share, compared to net loss of approximately $3.0 million or $0.20 per share for year ended December 31, 2010. Financial results for the year ended December 31, 2011 included non-cash expense related to stock options of approximately $221,000 or $0.01 per share, compared to approximately $585,000 or $0.04 per share, in 2010. The results for the year ended December 31, 2010 included legal, accounting and investment banking fees associated with Sajan’s February 2010 merger with MathStar, Inc.

Sajan added over 100 new customers during 2011 and was successful in accomplishing many of its strategic goals. Demonstrating an ability to complement strong organic growth, Sajan successfully completed its first acquisition during the year, enhanced key technology components of its industry leading language translation management system technology – GCMSTM, opened new centers in Spain and Singapore to support clients globally, and produced market leading results in areas of translation reuse and integrated machine translation solutions. “We are in growth mode and I am extremely pleased with our overall performance for 2011,” noted Sajan CEO, Shannon Zimmerman. “Our relentless focus remains on exceeding the expectations of our customers in an innovative manner.”

Conference Call Details

 Sajan’s investors will have an opportunity to listen to management's discussion of its business operations, financial results and growth strategies on a conference call at 10:30 a.m. (Central time) on February 21, 2012. Sajan invites all those interested to join the call by dialing 1-888-469-1336 and entering access code 7540313.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call and until 5:00 p.m. CT on February 28, 2012 by dialing 1-800-937-9396.

About Sajan

Sajan is a leading provider of global language translation and localization services, helping clients around the world expand seamlessly into any global market. The foundation of our solution is our industry leading language translation management system technology – GCMSTM  – which provides process automation and innovative multilingual content reuse to provide schedule predictability, higher quality and cost efficiencies to our clients. By working closely with our clients, Sajan’s experienced team of localization professionals develop tailored solutions which provide flexibility to any large or small business who truly desires to “think globally, but act locally.” Based out of the United States, we also have offices in Ireland, Spain, Canada and Singapore. Sajan is publicly traded under the symbol SAJA.OB. Learn more about Sajan at www.sajan.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company's Annual Report on Form 10-K, its Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission, the Company's press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words "aim," "believe," "expect," "anticipate," "intend," "estimate" and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 30, 2011, under the heading "Item 1A. Risk Factors".  The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Sajan, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Revenues	$5,087,868	$4,438,829	$20,904,311	$15,990,596
Operating Costs:
Cost of revenues (exclusive of depreciation and amortization)	3,116,819	2,861,710	12,467,302	9,476,046
Sales and marketing	636,601	435,002	2,545,309	3,006,396
Research and development	386,815	428,085	1,622,564	1,716,461
General and administrative	958,576	832,250	3,849,049	3,826,454
Acquisition costs	95,481	—	95,481	—
Depreciation and amortization	194,719	215,110	747,672	897,770
Income (loss) from Operations	(301,144)	(333,328)	(423,065)	(2,932,531)
Other income (expense), net	538,671	(23,907)	502,052	(93,286)

Income (loss) before income taxes	237,527	(357,235)	78,987	(3,025,817)
Income tax (expense) benefit	(12,000)	(62,311)	(12,000)	—
Net income (loss)	$225,527	$(419,545)	$66,987	$(3,025,817)
Income (loss) per common share – basic & diluted	$0.01	$(0.03)	$0.00	$(0.20)
Weighted average shares outstanding – basic	16,144,944	16,009,331	16,051,529	14,999,186
Weighted average shares outstanding –diluted	16,434,755	16,009,331	16,341,340	14,999,186

Sajan, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$1,763,249	$1,903,229
Restricted cash	—	1,000,000
Accounts receivables, net of allowance of $15,000	3,501,928	3,267,120
Other current assets	1,293,561	818,821
Total current assets	6,558,738	6,989,170
Property and equipment, net	758,440	747,540
Other assets, net	1,100,614	667,495
Total assets	$8,417,792	$8,404,205
Liabilities and Stockholders' Equity
Current liabilities
Payables	$2,507,490	$2,520,680
Notes Payable	750,000	1,250,000
Other current liabilities	2,116,333	1,149,721
Total current liabilities	5,373,823	4,920,401
Long-term liabilities	38,528	750,000
Total liabilities	5,412,351	5,670,401
Stockholders' equity	3,005,441	2,733,804
Total liabilities and stockholders' equity	$8,471,792	$8,404,205

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